Exhibit 10.64

THIRD AMENDMENT TO LEASE
This Third Amendment to Lease (“Third Amendment”) dated this 14th day of October, 2019 (“Effective Date”), is by and between KBSII GRANITE TOWER, LLC, a Delaware limited liability company (“Landlord”), and INTEGRIS HOLDINGS LLC, a Colorado limited liability company, and INTEGRIS PARTNERS, LTD., a Colorado limited liability company (jointly and severally as “Tenant”).
RECITALS
A.Cumberland Office Park, LLC, a Georgia limited liability company, as the predecessor to Landlord, and Tenant, entered into that certain Office Lease Agreement dated April 28, 2008 (“Original Lease”), which Original Lease was subsequently amended by virtue of that certain First Amendment to Lease dated June 7, 2013 (“First Amendment”), which Original Lease was subsequently amended by virtue of that certain Second Amendment to Lease dated November 29, 2013 (“Second Amendment”), with respect to premises currently consisting of approximately 3,041 rentable square feet known as Suite 2750 (“Premises”) on the twenty seventh (27th) floor of the building currently known as Granite Tower located at 1099 18th Street, Denver, Colorado 80202 (“Building”).
B.The Original Lease, First Amendment and Second Amendment are collectively referred to herein as the "Lease."
C.Landlord is the current owner of the Building and is the successor Landlord under the Lease..
D.The term (“Term”) of the Lease for the Premises expires on February 29, 2020.
E.Tenant wishes to extend the Term for the Premises for a period of sixty-five (65) months commencing March 1, 2020, and Landlord desires to agree to the same, subject to the following terms and conditions.
NOW, THEREFORE, in consideration of the mutual obligations and covenants contained in this Third Amendment and the Lease, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
1.Definitions and Recitals. Except such terms and words as are defined herein, any other capitalized terms and words used herein shall have the meaning attributed to them as set out in the Lease. The above Recitals are specifically incorporated herein by reference.
2.Extension Term. The Term of the Lease for the Premises shall be extended by sixty-five (65) months commencing on March 1, 2020 (“Extension Term Commencement Date”), and expiring on July 31, 2025 (“Extension Term”). Upon the Effective Date hereof, all references in the Lease to the "Expiration Date" shall mean July 31, 2025.

3.Monthly Rent for the Extension Term. Commencing on the Extension Term Commencement Date, the monthly installments of Basic Annual Rent for the Premises shall be the following through the duration of the Extension Term:

Term	$ Per Sq. Ft.	Sq. Ft.	Monthly Base Rent	Periodic Base Rent

3-1-20 to 7-31-20	$42.00	3,041	$10,643.50	$53,217.50*
8-1-20 to 2-28-21	$42.00	3,041	$10,643.50	$74,504.50
3-1-21 to 2-28-22	$42.84	3,041	$10,856.37	$130,276.44
3-1-22 to 2-28-23	$43.70	3,041	$11,074.31	$132,891.72
3-1-23 to 2-29-24	$44.57	3,041	$11,294.78	$135,537.36
3-1-24 to 2-28-25	$45.46	3,041	$11,520.32	$138,243.84
3-1-25 to 7-31-25	$46.37	3,041	$11,750.39	$58,751.95

* Notwithstanding anything to the contrary contained in this Third Amendment, Landlord agrees not to demand or collect from Tenant monthly installments of Basic Annual Rent for the Premises for the period beginning on March 1, 2020, ending on July 31, 2020 (collectively, the “Abatement Period”) (collectively, the “Rent Abatement”). The Rent Abatement afforded by this Section will be of no force or effect if there has occurred, as of the date on which any installment of Basic Annual Rent would otherwise be due during the Abatement Period, (i) an event of default beyond any applicable notice and cure period, or (ii) if Tenant does not occupy the entirety of the Premises, or (iii) an assignment of the Lease has occurred or a sublease of all or any portion of the Premises exists. Except for such Rent Abatement, all of the terms and conditions of this Lease will be applicable during the Abatement Period. The Rent Abatement shall also apply to Tenant’s Share of Operating Expenses and Taxes during the Abatement Period.
4.Premises. Landlord and Tenant acknowledge that the Premises shall not be subject to remeasurement by Landlord during the Extension Term.
5.Base Year. Commencing on the Extension Term Commencement Date, “Base Year”, as defined in Section 1.l(j) of the Original Lease, shall be redefined to mean the calendar year 2020.
6.Condition of the Premises. Tenant agrees to accept the Premises in its "as-is" condition. Tenant is not entitled to any improvements thereto or thereof or to any allowance or credit for improvements thereto or thereof, except as set forth herein. Notwithstanding the foregoing, Landlord agrees to act as construction manager to perform the following improvements and rehabilitation work in the Premises (the "Tenant Improvements"). After Landlord has received executed copies of this Third Amendment from Tenant, Landlord shall perform the following Tenant Improvements to the Premises:
i.Installation of new Building standard carpet throughout the Premises;
ii.new paint in reception area of the Premises;

iii.one (1) additional pane of glass in conference room wall to match existing; and
iv.repair/clean all window coverings in a good and workmanlike manner and per Building standard finishes, including moving Tenant's furniture as required.
The Tenant Improvements shall be completed by Landlord prior to the Extension Term Commencement Date. Landlord shall select the contractor to complete the Tenant Improvements, and except as set forth herein, shall have no further obligations with respect to repair or replacement of items in the Premises except as set forth in the Lease. From and after the Effective Date, Paragraph 7 of the Second Amendment is deemed deleted in its entirety.
7.Allowance. As of the Extension Term Commencement Date, Tenant shall be entitled to an allowance from Landlord equal to Twelve Thousand One Hundred Sixty-Four Dollars ($12,164.00) based on Four Dollars ($4.00) per rentable square feet of the Premises (“Allowance”). From and after the Extension Term Commencement Date, the Allowance shall be applied by Landlord as a credit against future Rent.
8.Expansion Option and Recapture Right. From and after the Effective Date, Paragraph 8 of the Second Amendment is deemed deleted in its entirety.
9.Renewal Option. Landlord and Tenant acknowledge that the terms of Paragraph 9 of the Second Amendment shall be applicable and that Tenant shall have a five (5) year Renewal Option upon the expiration of the Extension Term.
10.Parking. From and after the Extension Term Commencement Date, Landlord and Tenant acknowledge that Landlord shall make available up to three (3) parking spaces in the Parking Garage. Current monthly parking rates are Two Hundred· Ten Dollars ($210.00) per space, per month for unreserved parking spaces and Two Hundred Sixty Dollars ($260.00) per space, per month for reserved parking spaces, subject to market adjustments by Landlord.
11.Notice and Payment of Rent. Upon the mutual execution of this Third Amendment, the notice addresses for Landlord in Paragraph 1.1M of the Lease and the address for payment of Rent are deemed deleted and replaced with the following:

If to Landlord:	KBSII Granite Tower, LLC c/o Transwestern 1099 18th Street, Suite 2110 Denver, Colorado 80202

With a simultaneous copies to:	Koll Bren Schreiber Realty Advisors, Inc. 800 Newport Center Drive, Suite 700 Newport Beach, California 92660 Attn: Clint Copulos, Senior Vice President

and:	Moye White LLP 1400 16th Street, 6th Floor Denver, Colorado 80202 Attn: Thomas M. List, Esq. Telephone: (303) 292-2900 Facsimile: (303) 6292-4510

For Payment of Rent:
KBSII Granite Tower, LLC c/o Transwestern 1099 18th Street, Suite 2110 Denver, CO 80202

12.Inducement Recapture in Event of Default. Any agreement by Landlord for free or abated rent or other charges applicable to the Premises, or for the giving or paying by Landlord to or for Tenant of any cash or other bonus, inducement or consideration for Tenant's entering into this Third Amendment, including, but not limited to, any tenant finish allowance, all of which concessions are hereinafter referred to as "Inducement Provisions" shall be deemed conditioned upon Tenant's not being in default beyond any applicable notice and cure periods. Upon the occurrence of an event of default of this Lease by Tenant beyond any applicable notice and cure period, any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Landlord under such an Inducement Provision shall be immediately due and payable by Tenant to Landlord, and recoverable by Landlord, as additional rent due under this Lease, notwithstanding any subsequent cure of said event of default by Tenant. The acceptance by Landlord of rent or the cure of the event of default which initiated the operation of this Paragraph 11 shall not be deemed a waiver by Landlord of the provisions of this Paragraph 11 unless specifically so stated in writing by Landlord at the time of such acceptance.
13.Broker. Tenant represents and warrants that, except for Jones Lang LaSalle, , agent for Landlord, and Colorado Commercial Companies, agent for Tenant, no claims exist for payment of any brokerage commissions or finder's fees in connection with this Third Amendment by reason of Tenant having had any dealings with any other broker in connection therewith, and Tenant agrees to indemnify, defend and hold harmless Landlord from and against all claims, liabilities and expenses, including reasonable attorneys' fees, arising from any claims for payment of any brokerage commissions or finder's fees related to any misrepresentation hereunder by Tenant.
14.Anti-Terrorism Statute Compliance. Tenant hereby represents and warrants to Landlord that Tenant is not: (1) in violation of any Anti-Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any prohibited Person, including the making or receiving or any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13221; (4) engaging in or conspiring to engage in any transaction that evades or avoids, or had the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (5) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, “Antiterrorism Law” is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism” “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, or (iii) a person or entity that is named as a "specially designated national and blocked person' on the most current list published by the U.S. Treasury Department Office Of Foreign Assets Control as its official website, http://www.treas.gov/ofac/tll sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001" (Public Law 107-56).
15.Tenants Representations and Warranties. Tenant hereby represents, warrants and agrees that: (1) there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease; (2) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant; and (3) Tenant has no current offset or defense to their performance or obligations under the Lease. Tenant hereby waives and releases all demands, charges, claims, accounts or causes of action of any nature against Landlord or Landlord's employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease.
16.Miscellaneous.
(a)In the event of any litigation arising out of or in connection with this Third Amendment, the prevailing party shall be awarded reasonable attorney's fees, cost and expenses.
(b)The Lease, as modified herein, remains in full force and effect and is ratified by Landlord and Tenant. In the event of any conflict between the Lease and this Third Amendment, the terms and conditions of this Third Amendment shall control. Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.
(c)This Third Amendment is binding upon and inures to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Except as expressly provided herein, Tenant has not assigned or transferred any interest in the Lease, as amended, and has full power and authority to execute this Third Amendment.
(d)Time is of the essence herein, unless waived by Landlord, which it shall have the right, but not the obligation to do.

(e)This Third Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.
(f)This document may be executed in any number of counterparts, which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment to Lease on the day and year fist above written.
[Signatures appear on following page]

LANDLORD:
KBSII Granite Tower, LLC,
By: KBS Capital Advisors, LLC
as Owner’s Representative
By: /s/ Clint Copulos
Clint Copulos, Senior Vice President
TENANT:
INTEGRIS HOLDINGS LLC,
a Colorado limited liability company
By: /s/ Patrick Seese
Name: Patrick Seese
Title: Managing Director
INTEGRIS PARTNERS, LTD.,
a Colorado limited liability company
By: /s/ Robert Heilbronm Sr.
Name: Robert Heilbronm Sr.
Title: Managing Director